Exhibit 5.2

VANTAGE POINT ADVISORS, INC.

Take aim.

11455 El Camino Real, Suite 400

San Diego, CA 92130

858.509.7545

www.vpadvisors.com

SAN DIEGO

LOS ANGELES

NEW YORK

PORTLAND

SEATTLE

DALLAS-

FORT WORTH

June 15, 2022

Board of Directors

JATT Acquisition Corp.

Verender S. Badial

Chief Financial Officer

c/o Maples Fiduciary Services (Delaware) Inc.,

4001 Kennett Pike, Suite 302,

Wilmington, DE, 19807

Dear Members of the Board of Directors:

We understand that:

Pursuant to that certain Business Combination Agreement by and among JATT Acquisition Corp (“JATT”), JATT Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company (the “Merger Sub 2”), Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and Zura Bio Holdings Ltd, a Cayman Islands exempted company (the “Holdco”) and other agreements to be executed in connection therewith, the following transactions:

(a)            JATT Merger Sub, Holdco and the Company intend to effect a merger of Merger Sub with and into Holdco whereby Holdco will be the surviving company and a wholly owned subsidiary of JATT (the “Merger”);

(b)           JATT, Holdco, Merger Sub 2 and the Company intend immediately following the Merger to effect a merger of Holdco with and into Merger Sub 2 whereby Merger Sub 2 will be the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger” and, together with the Merger, the “Transaction”),

The Board of Directors of JATT Acquisition Corp. (“you”) have asked us to render an opinion (the “Opinion”) (i) as to the fairness of the Transaction to JATT, from a financial point of view, and (ii) whether the Company has a fair market value equal to at least eight percent (80%) of the balance of funds in JATT’s trust account (excluding deferred underwriting commissions and taxes payable).

This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of JATT or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of Vantage Point Advisors, Inc. in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point Advisors, Inc. shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Board of Directors

JATT Acquisition Corp.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) JATT’s underlying business decision to effect the Transaction, (iii) the basic business decision to proceed with or effect the Transaction, (iv) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to JATT, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of JATT or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (vi) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of JATT, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (viii) the independent fair value of the Company or the fairness to JATT independent from the Transaction, taken as a whole.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)	Reviewing documents and sources of information as we deemed appropriate;

2)	We met or otherwise communicated electronically with certain members of JATT and the Company’s senior and operating management and other advisors to discuss the Company’s operations, historical financial results, future prospects and projected operations and performance;

3)	We evaluated the stock price history and reported events of JATT and the Company;

4)	We considered publicly available data and stock market performance data of public companies we deem comparable to the Company; and

5)	We conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the information provided to us by JATT and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed that neither JATT nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses.

Board of Directors

JATT Acquisition Corp.

Our Opinion is predicated on our assumption that the final executed form of the Agreement will not differ in any material respect from the draft of the Agreement we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. We have further assumed that all other transaction documents listed in this letter will be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point Advisors, Inc.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by JATT with the Securities and Exchange Commission and delivered to the holders of JATT’s securities in connection with the Transaction. However, no reference to this Opinion in the proxy or information statement may be made without our written consent and further subject to Vantage Point Advisors’ approval of the language that references this Opinion, which consent shall not be unreasonably withheld, conditioned or delayed.

On the basis of the forgoing, it is our opinion that (i) the Transaction is fair, from a financial point of view, to JATT and (ii) the Company has a fair market value equal to at least eighty percent (80%) of the balance of funds in JATT’s trust account (excluding deferred underwriting commissions and taxes payable).

Very truly yours,

Vantage Point Advisors, Inc.